CIGNA  CORPORATION                                               EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)
                                                  Six Months Ended
                                                      June 30,
                                                1997           1996
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Income before income taxes                      $848          $703
                                                ----          ----

Fixed charges included in income:
    Interest expense                              52            55
    Interest portion of rental expense            38            44
                                                ----          ----

Total fixed charges included in income            90            99
                                                ----          ----


Income available for fixed charges              $938          $802
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RATIO OF EARNINGS TO FIXED CHARGES              10.4           8.1
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